Exhibit 5.1

October 17, 2005	Writer’s Direct Contact 212/468-8082 JHempill@mofo.com
Tejas Incorporated
8226 Bee Caves Road
Austin, Texas 78746
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-1 filed by Tejas Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on October 17, 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 1,156,386 shares (the “Gorman Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued to John Gorman, (ii) 200,000 shares of Common Stock (the “Conversion Shares”), issuable by the Company pursuant to the conversion of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), (iii) 2,366,026 shares of Common Stock (the “Niskayuna Shares”) issued to Niskayuna Development LLC, (iv) 417,814 shares of Common Stock (the “Barr Shares”) issued to Wayne Barr, Jr., (v) 309,316 shares of Common Stock (the “HSBC Shares”) issued to HSBC Bank USA, National Association, as escrow agent, (vi) 24,947 shares of Common Stock (the “O’Donnell Shares”) issued to Shawn O’Donnell, (vii) 19,896 shares of Common Stock (the “Doyle Shares”) issued to Patrick Doyle and (viii) 19,896 shares of Common Stock (the “Bade Shares”) issued to John P. Bade. The Gorman Shares, the Conversion Shares, the Niskayuna Shares, the Barr Shares, the HSBC Shares, the O’Donnell Shares and the Bade Shares are collectively referred to as the “Shares.”
This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Registration Statement.
As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Shares. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the

Tejas Incorporated
October 17, 2005
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case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity. We have also assumed that the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.
In connection with this opinion, we have examined originals or copies of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
Based upon and subject to the foregoing, we are of the opinion that the Shares (other than the Conversion Shares) have been duly authorized for issuance by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable and that the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.
We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware as in effect on the date hereof.
We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement and any amendments thereto. We also consent to the use of our name in the related prospectus under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP